Exhibit 10.2

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is dated as of September 19, 2007, by and among Nephros, Inc., a Delaware corporation (the “Company”), and the holders of the Company’s 6% Secured Convertible Notes due 2012 the (“Old Notes”) whose signatures appear on the signature page attached hereto (the “Holders”).

Recitals:

WHEREAS, each Holder purchased its Old Note from the Company pursuant to a Subscription Agreement between such Holder and the Company in June 2006 (the “2006 Subscription Agreement”);

WHEREAS, in connection with the purchase of the Old Notes, the Holders and the Company entered into a Registration Rights Agreement dated as of June 1, 2006 (the “2006 Registration Rights Agreement” and together with the 2006 Subscription Agreement and any other documents or agreements referred to therein or made a part thereof, the “2006 Transaction Documents”);

WHEREAS, the Holders currently hold the Old Notes in an aggregate principal amount plus accrued interest of $5,609,892.85 issued to the Holders on the dates and in the amounts set forth on Exhibit A attached hereto;

WHEREAS, subject to the terms and conditions set forth herein, the Company desires to cancel the Old Notes and the Holders are willing to exchange (the “Exchange”) the Old Notes, and all accrued but unpaid interest and obligations thereon, for new Series B 10% Secured Convertible Notes due 2008 in an aggregate principal amount of $5,300,000 (the “New Notes”), in substantially the form attached hereto as Exhibit B, issued to the Holders in the amounts set forth on Exhibit C attached hereto.  The New Notes are convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a per share conversion price of $0.706 per share; and

WHEREAS, concurrently with the Exchange, the Company is engaging in an offering (the “Offering”) pursuant to those several Subscription Agreements (collectively, the “Subscription Agreement”), the form of which is attached hereto as Exhibit D, of up to fifteen million dollars ($15,000,000) aggregate principal amount (the “Maximum Amount”) of Series A 10% Secured Convertible Notes due 2008 (the “Purchased Notes”, a copy of which is attached to the Subscription Agreement as Exhibit A, and together with the New Notes, the “2007 Notes”) convertible into shares of the Company’s Common Stock, at a per share conversion price of $0.706, and Class D warrants for the purchase of shares of Common Stock (the “Warrants”, a copy of which is attached to the Subscription Agreement as Exhibit B) with certain other investors.  The Company is offering the Purchased Notes until September 28, 2007, although the Company reserves the right, in its sole discretion, to extend the Offering period until some later date (such date, as the same may be extended, the “Expiration Date”).  Pursuant to the Subscription Agreement, each person purchasing Purchased Notes in the Offering (collectively, the “Purchasers”, and together with the Holders, the “2007 Holders”) shall enter into a registration rights agreement among the Company and the Holders, in substantially the form attached hereto as Exhibit E (the “2007 Registration Rights Agreement”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby agreed and acknowledged, the parties hereby agree as follows:

AGREEMENT:

1.  Securities Exchange.

(a)  Subject to the satisfaction of the conditions and upon the terms set forth in this Agreement and in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, each Holder agrees to deliver to the Company the Old Notes in exchange for the New Notes and the Company agrees to issue and deliver the New Notes to the Holders in exchange for the Old Notes.

(b)  The closing under this Agreement (the “Closing”) shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036 upon the satisfaction of each of the conditions set forth herein (the “Closing Date”).

(c)  At the Closing, the Company shall issue the New Notes in an aggregate principal amount of $5,300,000 to the Holders in the amounts set forth on Exhibit C attached hereto and the Holders shall deliver to the Company for cancellation the Old Notes.

(d)  Each Holder shall enter into the 2007 Registration Rights Agreement.

(e)  Each Holder shall enter into an investor rights agreement among the Company, the Purchasers and the other parties thereto, in substantially the form attached hereto as Exhibit F (the “Investor Rights Agreement”).

(f)  It is understood and agreed that this Agreement is made subject to the execution and delivery of the 2007 Registration Rights Agreement by all parties thereto and the Company’s acceptance of the Holders as “Holders” thereunder, the execution and delivery of the Subscription Agreement by all parties thereto resulting in a minimum investment made by the holders of the Purchased Notes of $10,000,000, the satisfaction of all conditions thereunder and the funding of the Purchased Notes, and the execution and delivery of the Investor Rights Agreement by all parties thereto.

(g)  Upon the satisfaction of all conditions to the Exchange, any and all contracts, agreements, arrangements, and understandings arising under the 2006 Transaction Documents are hereby terminated and of no further force or effect, and no rights, duties, obligations, or liabilities arising thereunder or relating thereto shall survive this termination.

2.  Closing Conditions.

(a)  The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being satisfied:

(i)  each of the representations and warranties of each Holder shall be true and correct in all material respects as of the date when made and as of the Closing as though made at that time, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date;

(ii)  each Holder shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by each Holder at or prior to the Closing;

(iii)  at the Closing, the Company will have received, in the aggregate, not less than ten million dollars ($10,000,000) pursuant to executed acceptances of subscriptions from Purchasers in the Offering;

(iv)  to the extent not already delivered, the tender of delivery at the Closing by each Holder  of the items set forth in Section 2(d) of this Agreement;

(v)  each Holder shall have executed and delivered this Agreement;

(vi)  each Holder shall have delivered the Old Notes to the Company; and

(vii)  no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, endorsed or threatened or is pending by or before any governmental authority of competent jurisdiction which prohibits or threatens to prohibit the consummation of any of the transactions contemplated by the Subscription Agreement or the 2007 Transaction Documents (as defined below).

(b)  The obligations of each Holder hereunder in connection with the Closing are subject to the following conditions being satisfied:

(i)  each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing as though made at that time, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date;

(ii)  the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing;

(iii)  to the extent not already delivered, the tender of delivery at the Closing by the Company of the items set forth in Section 2(c) of this Agreement;

(iv)  the Company and all parties to the Subscription Agreement shall have duly executed and delivered the Subscription Agreement, the Investor Rights Agreement, and the 2007 Registration Rights Agreement, all in the forms attached hereto, and the transactions contemplated by the Subscription Agreement shall be consummated simultaneous with the Closing hereof, resulting in a minimum investment made by the holders of the Purchased Notes of $10,000,000;

(v)  the holders of a majority of the outstanding Common Stock as of the Closing shall have executed and delivered to the Company written consents, in a form reasonably acceptable to each Holder  (the “Stockholder Consents”), consenting to (x) the issuance of the 2007 Notes, the Common Stock and Warrants issuable upon the conversion of the 2007 Notes and the Common Stock issuable upon the exercise of the Warrants, and (y) approving an amendment to the Company’s Certificate of Incorporation to increase the number of shares of Common Stock that it is authorized to issue to 60,000,000 shares (the “Certificate of Amendment”);

(vi)  (x) two individuals designated by Lambda Investors LLC (“Lambda”) (such individuals hereafter known as the “New Directors”) shall be duly elected to the board of directors of the Company (the “Board of Directors”) effective at the Closing; (y) Lambda shall have consented to the election of any new members of the Board of Directors of the Company or the Subsidiary elected in connection with the Closing; and (z) no more than four members of the Board of Directors of the Company that Lambda has requested to resign shall have submitted resignations to the Company (which resignations shall include releases in a form reasonably satisfactory to Lambda) with such resignations to become effective at the Closing;

(vii)  at the Closing, the Company shall have received an extension, until October 4, 2007, to serve its opposition to the motion of the Receiver for Lancer Offshore, Inc. to enforce the Company’s settlement agreement with the Receiver and for entry of final default judgment; and

(viii)  no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, endorsed or threatened or is pending by or before any governmental authority of competent jurisdiction which prohibits or threatens to prohibit the consummation of any of the transactions contemplated by the 2007 Transaction Documents or the Subscription Agreement.

(c)   At the Closing, the Company shall deliver or cause to be delivered to each Holder the following (to the extent not previously delivered):

(i)  an executed signature page to this Agreement;

(ii)  New Notes in the aggregate principal amount of $5,300,000, registered in the name of each Holder;

(iii)  the 2007 Registration Rights Agreement duly executed by the Company and all other parties thereto other than the Holders, and the Investor Rights Agreement duly executed by the Company and all other parties thereto other than the Holders;

(iv)  a certificate, duly executed by the Chief Executive Officer of the Company, to the effect that the conditions set forth in clauses (i), (ii), (iv), (v), (vi), (vii) and (viii) of Section 2(b) have been satisfied;

(v)  copies of the duly executed Subscription Agreement, Stockholder Consents and resignations of directors; and

(vi)  waivers from Eric A. Rose, M.D., Norman J. Barta, William J. Fox and Lawrence Centella waiving any right held by such persons pursuant to agreements entered into prior to the date hereof to have securities of the Company registered under the 2007 Registration Rights Agreement.

(d)   At the Closing, each Holder  shall deliver or cause to be delivered to the Company the following (to the extent not previously delivered):

(i)  an executed copy of the signature page of and Exhibit G to this Agreement, the Investor Rights Agreement and the 2007 Registration Rights Agreement;

(ii)  the original of the Old Note held by such Holder; and

(iii)  a certificate, duly executed by a duly authorized officer, manager or member of each Holder , to the effect that the conditions set forth in clauses (i) and (ii) of Section 2(b) have been satisfied.

3.  Representations and Warranties of the Company.The Company represents and warrants to each Holder as follows, in each case as of the date hereof and in all material respects as of the date of the Closing, except for any changes resulting from the Exchange or the Offering:

(a)  The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full power and authority to own, lease, license and use its properties and assets and to carry out the business in which it proposes to engage. Nephros International Limited (the “Subsidiary”) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full power and authority to own, lease, license and use its properties and assets and to carry out the business in which it proposes to engage.  Each of the Company and the Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a (x) material adverse effect on the legality, validity or enforceability of any 2007 Transaction Document (as defined below), (y) material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiary, taken as a whole, or (z) material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any 2007 Transaction Document (as defined below) (any of (x), (y) or (z), a “Material Adverse Effect”).  The Company owns all of the capital stock or other equity interests of the Subsidiary free and clear of any liens or encumbrances, other than Permitted Liens, and all of the issued and outstanding shares of capital stock of the Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.  The Company does not own, and never has owned, any capital stock of or equity interest in any entity other than the Subsidiary.  Neither the Company nor the Subsidiary is in

violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.

(b)  The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to issue the New Notes to be exchanged hereunder and the shares of Common Stock issuable upon conversion thereof (collectively, the “Subject Securities”).  Subject to written consents of the stockholders of the Company that the Company has obtained (the “Stockholder Consents”) becoming effective, all necessary proceedings of the Company have been duly taken to authorize the execution, delivery, and performance of this Agreement, the New Notes, the 2007 Registration Rights Agreement and the Investor Rights Agreement (collectively, the “2007 Transaction Documents”).  The 2007 Transaction Documents have been duly authorized by the Company and, when executed and delivered by the Company will constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their terms except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.  The Common Stock issuable upon conversion of the New Notes, when issued in compliance with the provisions of the 2007 Transaction Documents, will be validly issued, fully paid and nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by the respective Holder thereof.  The New Notes are duly authorized, and when issued pursuant to the 2007 Transaction Documents, will be validly issued.

(c)  No consent of any party to any contract, agreement, instrument, lease or license to which the Company or the Subsidiary is a party or to which any of the Company’s or the Subsidiary’s properties or assets are subject is required for the execution, delivery or performance by the Company of its obligations under any of the 2007 Transaction Documents or the issuance and sale of the Subject Securities.  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person or entity in connection with the execution, delivery and performance by the Company of the 2007 Transaction Documents, other than (i) the filing with the Securities and Exchange Commission (the “Commission”) of the registration statement or registration statements pursuant to the 2007 Registration Rights Agreement, a Schedule 14C information statement and a Form 8-K and related press release announcing the Offering and changes in directors and officers of the Company, (ii) the notice and/or application(s) to the American Stock Exchange for the issuance and sale of the Subject Securities and the listing for trading thereon in the time and manner required thereby, (iii) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws, (iv) the Stockholder Consents, and (v) the filing with the Delaware Secretary of State of a Certificate of Amendment to increase the capitalization of the Company.

(d)  Except as set forth on Schedule 3(d), the execution, delivery and performance of 2007 Transaction Documents and the issuance of the Subject Securities will not (i) violate or result in a breach of, or entitle any party (with or without the giving of notice or the passage of time or both) to terminate, amend, accelerate, cancel or call a default under any contract or agreement to which the Company or the Subsidiary is a party or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Company or the Subsidiary, other than the liens, charges or encumbrances created by the applicable Holder, (ii) conflict with, violate or result in a breach of any term of the certificate of incorporation or by-laws of the Company or the Subsidiary, or (iii) violate any law, rule, regulation, order, judgment or decree binding upon the Company or the Subsidiary or to which any of their respective operations, businesses, properties or assets are subject, except, in the case of a breach, termination, violation or default referenced in clauses (i) or (iii), would not reasonably be expected to have a Material Adverse Effect.

(e)  The capitalization of the Company is as set forth on Schedule 3(e), which Schedule 3(e) shall also include the number of shares of Common Stock owned beneficially, and of record, by officers or directors of the Company or holders of 5% or more of the outstanding Common Stock, in each case as of the date hereof.  The Company has not issued any capital stock since its most recently filed periodic report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than shares of Common Stock issued pursuant to the exercise of employee stock options under the Company’s stock option plans.  No person or entity has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the 2007 Transaction Documents.  Except as a result of the purchase and sale of the Subject Securities or as set forth on Schedule 3(e), there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock or other capital stock or securities of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock or other capital stock or securities of the Company.  The issuance and sale of the Subject Securities will not obligate the Company to issue shares of Common Stock or other capital stock or securities of the Company to any person or entity (other than the Holders) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities.  All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  There are no stockholders agreements or voting agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(f)  Except as set forth on Schedule 3(f), there are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Company in connection with the transactions contemplated by the 2007 Transaction Documents or the Offering based on any agreement, arrangement or understanding with or known to the Company.  The Holders will have no obligation with respect to any brokerage commissions, finder’s fees or similar fees or commissions described on Schedule 3(f).

(g)  Except as disclosed on Schedule 3(g), as disclosed in the reports, schedules, forms, statements and other documents filed by the Company under the Exchange Act on or after April 10, 2007 (the “Current SEC Filings”) or as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor the Subsidiary is in violation or default of any provisions of any instrument, judgment, order, writ or decree, or any provision of any contract or agreement, to which it is a party or by which it is bound or of any provision of statute, rule or regulation of any country, state, province or other local governmental unit applicable to the Company, the Subsidiary or their respective businesses.

(h)  Except as disclosed on Schedule 3(h), neither the Company nor the Subsidiary is a party to any litigation, action, suit, proceeding or investigation, and, to the knowledge of the Company, no litigation, action, suit, proceeding or investigation has been threatened against the Company or the Subsidiary.  There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company.  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”).  Except as disclosed on Schedule 3(g) or in the Current SEC Filings, since January 1, 2007 there has been no material adverse effect on the products of the Company, the prospects of the products of the Company or the status of the regulatory approval of the products of the Company.

(i)  Each of the Company and the Subsidiary has good and marketable title to its properties and assets (including without limitation those assets pledged as collateral pursuant to this Agreement) held in each case free and clear of all liens, pledges, security interests, encumbrances, attachments or charges of any kind (each a “Lien”), except for (i) Liens for taxes that are not yet due and payable, (ii) Liens that do not or are not reasonably likely to result in a Material Adverse Effect, or (iii) Liens disclosed in the Current SEC Filings or arising under the Offering (Liens described in clauses (i), (ii) and (iii) are referred to as “Permitted Liens”).  Neither the Company nor the Subsidiary owns, or has ever owned, any real property.  With respect to the property and assets it leases, except as would not reasonably be expected to have a Material Adverse Effect or as disclosed on Schedule 3(i), the Company is in compliance with such leases and, to the best of the Company’s knowledge, the Company holds valid leasehold interests in such property and assets free and clear of any Liens of any other party other than the lessors of such property and assets, except for Permitted Liens.  The properties and assets owned and leased by the Company and the Subsidiary are sufficient to enable the Company and the Subsidiary to conduct their respective business as presently conducted.

(j)  Neither the Company nor the Subsidiary has any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due or to become due) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except for (i) those liabilities that are fully reflected or reserved against on the financial statements included in the Current SEC Filings, described in the notes to such financial statements, or expressly described elsewhere in the Current SEC Filings, including without limitation, under the headings “Management’s Discussion and Analysis or Plan of Operation” and “Controls and Procedures” in the applicable Current SEC Filings, (ii) liabilities and obligations which have been incurred since June 30, 2007 in the ordinary course of business which are not material in nature or amount, or (iii) liabilities and obligations described on Schedule 3(j).

(k)  Except as disclosed in the Current SEC Filings, each of the Company and the Subsidiary owns, free and clear of all Liens, other than Permitted Liens, or is licensed or otherwise possesses legally enforceable rights to use, all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, know-how, trade secrets, inventions and similar rights necessary to permit the Company and the Subsidiary to conduct its respective business as described in the Current SEC Filings (collectively, “Intellectual Property”).  To the Company’s knowledge, the Intellectual Property does not violate or infringe upon the rights of any other person or entity, and neither the Company nor the Subsidiary has received a notice (written or otherwise) claiming such infringement.  To the knowledge of the Company, all Intellectual Property is enforceable and there is no existing infringement by another person or entity of any of the Intellectual Property.  The Company and the Subsidiary have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since September 20, 2004 (the reports, schedules, forms, statements and other documents filed pursuant to the Securities Act and the Exchange Act on or after September 20, 2004, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “Nephros SEC Filings”).  Except for the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, each Nephros SEC Filing that is an Annual Report on Form 10-KSB, a Quarterly Report on Form 10-QSB or a Current Report on Form 8-K (other than a Current Report on Form 8-K that is required solely pursuant to Item 1.01, 1.02, 2.03, 2.04, 2.05, 2.06, 4.02(a) or 5.02(e) of Form 8-K) was filed on a timely basis or the Company received a valid extension of such time of filing and has filed such Nephros SEC Filing prior to the expiration of such extension.  Except as disclosed on Schedule 3(l), as of their respective dates, the Nephros SEC Filings complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the Nephros SEC Filings, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Except as disclosed on Schedule 3(l), the financial statements of the Company included in the Nephros SEC Filings complied in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and the Subsidiary as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.

(m)  The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing.  Except as disclosed in the Current SEC Filings, the Company and the Subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as disclosed in the Current SEC Filings, the Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.  The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(n)  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company which could reasonably be expected to result in a Material Adverse Effect.  None of the Company’s or the Subsidiary’s employees is a member of a union that relates to such employee’s relationship with the Company, and neither the Company nor the Subsidiary is a party to a collective bargaining agreement, and the Company and the Subsidiaries believe that their relationships with their employees are good.  No executive officer, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o)  The Company and the Subsidiary possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the Current SEC Filings, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor the Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(p)  The Company and the Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiary are engaged, including, but not limited to, directors and officers insurance coverage at least equal to $7,000,000.  Neither the Company nor the Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(q)  Except as set forth in the Current SEC Filings, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or the Subsidiary, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(r)  Neither the Company nor any person or entity acting on its behalf has offered or sold any of the Subject Securities by any form of general solicitation or general advertising.  The Company has offered the Subject Securities only to the Holders.  Assuming the accuracy of each Holder’s representations and warranties set forth in Section 4, no registration under the Securities Act is required for the issuance of the Subject Securities by the Company to the Holders pursuant to this Agreement.  Neither the Company, nor any of its affiliates, nor any person or entity acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the issuance of the Subject Securities to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provision of the American Stock Exchange.  Subject to the Stockholder Consents becoming effective and the filing of an additional shares listing application with the American Stock Exchange, the issuance of the Subject Securities does not contravene the rules and regulations of the American Stock Exchange.

(s)  The Company is not, and is not an affiliate of, and immediately after receipt of payment for the Notes, will not be or be an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act of 1940, as amended.

(t)  Except as disclosed on Schedule 3(t), as of the Closing, no Person will have any right to cause the Company to effect the registration under the Securities Act of any securities of the Company except pursuant to the 2007 Registration Rights Agreement.

(u)  The Company’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration.  The Company’s outstanding Common Stock is listed for trading on the American Stock Exchange and, since January 1, 2007, the trading of the Company’s Common Stock on the American Stock Exchange has not been de-listed or suspended.  The Company has taken no action for the purpose of de-listing the Common Stock from the American Stock Exchange or suspending the trading of the Common Stock on the American Stock Exchange.  Except as described in the Current SEC Filings, the Company has not, in the 12 months preceding the date hereof, received written notice from the American Stock Exchange to the effect that the Company is not in compliance with the listing or maintenance requirements of the American Stock Exchange or that the American Stock Exchange is considering suspending the trading of or de-listing the Company’s Common Stock from the American Stock Exchange.

(v)  The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, shareholder rights plan (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation (including without limitation Section 203 of the Delaware General Corporation Law) that is or could become applicable to the Holders as a result of the Holders and the Company fulfilling their obligations or exercising their rights under the 2007 Transaction Documents, including without limitation as a result of the Company’s issuance of the Subject Securities and the Holders’ ownership of the Subject Securities.

(w)  All disclosure furnished by or on behalf of the Company in writing to the Holders regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, with respect to the representations and warranties contained herein is true and correct in all material respects with respect to such representations and warranties and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made and when made, not misleading.

(x)  Based on the financial condition of the Company as of the Closing, after giving effect to the receipt by the Company of not less than ten million dollars ($10,000,000) from the Offering, and assuming (counterfactually) that all of the 2007 Notes issued as of the Closing were converted as of such date, (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid.  The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing.  Schedule 3(x) sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or the Subsidiary, or for which the Company or the Subsidiary has commitments.  For the purposes of this Agreement, “Indebtedness” means (a) any liabilities for borrowed money (other than trade accounts payable incurred in the ordinary course of business), (b) every obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, (c) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (d) the present value of any lease payments due under leases required to be capitalized in accordance with GAAP.  Except as set forth on Schedule 3(x), neither the Company nor the Subsidiary is in default with respect to any Indebtedness.

(y)  Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and the Subsidiary have filed all necessary federal, state, local and foreign income, franchise, employment and other tax returns and have paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or the Subsidiary.

(z)  Neither the Company nor the Subsidiary, nor to the knowledge of the Company, any agent or other person or entity acting on behalf of the Company or the Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or the Subsidiary (or made by any person or entity acting on behalf of the Company or the Subsidiary) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(aa)  The Company’s accounting firm is Rothstein Kass & Company, P.C.  To the knowledge of the Company, (i) such accounting firm is a registered public accounting firm as required by the Exchange Act, and (ii) has been engaged by the Company’s Audit Committee to conduct procedures to provide its opinion with respect to the financial statements to be included in the Company’s Annual Report on Form 10-KSB for the year ending December 31, 2007.

(bb)  Immediately following the Closing, no Indebtedness or other claim against the Company is senior to the New Notes in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise, other than indebtedness secured by purchase money security interests (which is senior only as to underlying assets covered thereby) and capital lease obligations (which is senior only as to the property covered thereby).

(cc)  There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company, and except as set forth on Schedule 3(cc) the Company is current with respect to any fees owed to its accountants and lawyers.

(dd)  The Company acknowledges and agrees that each of the Holders is acting solely in the capacity of an arm’s length counterparty with respect to the 2007 Transaction Documents and the transactions contemplated thereby.  The Company further acknowledges that no Holder is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the 2007 Transaction Documents and the transactions contemplated thereby and any advice given by any Holder or any of their respective representatives or agents in connection with the 2007 Transaction Documents and the transactions contemplated thereby is merely incidental to the Holders’ acquisition of the Subject Securities.  The Company further represents to each Holder that the Company’s decision to enter into this Agreement and the other 2007 Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(ee)  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Subject Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the securities of the Company, or (iii) paid or agreed to pay to any person or entity any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Company’s placement agent in connection with the Offering.

(ff)  The Company (i) is in compliance with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(gg)  In entering into this Agreement, the Company is not relying on any representations and warranties of the Holders other than those in this Agreement.

(hh)  The Company acknowledges that the representations, warranties and agreements made by the Company herein shall survive the execution and delivery of this Agreement, the Closing and the issuance and conversion of the New Notes.

(ii)  The Company has received the written consent from at least 50.1% of the outstanding Common Stock as of the date hereof approving the Offering in accordance with Rule 713 of the American Stock Exchange Company Guide.

4.  Representations, Warranties and Covenants of the Holders.  Each of the Holders hereby makes the following representations and warranties to the Company, and covenants for the benefit of the Company, with respect solely to itself and not with respect to any other Holder:

(a)  Each Holder is an Accredited Investor, as specifically indicated in Exhibit F to this Agreement, which is being delivered to the Company herewith.

(b)  If a natural person, such Holder is: a bona fide resident of the state or non-United States jurisdiction contained in the address set forth on the signature page of this Agreement as such Holder’s home address; at least twenty-one (21) years of age; and legally competent to execute the 2007 Transaction Documents.  If an entity, such Holder has its principal offices or principal place of business in the state or non-United States jurisdiction contained in the address set forth on the signature page of this Agreement, the individual signing on behalf of such Holder is duly authorized to execute the 2007 Transaction Documents.

(c)  When executed and delivered by each Holder, each of the 2007 Transaction Documents to which the Holders are parties will constitute the legal, valid and binding obligation of the Holders, enforceable against the Holders in accordance with its terms except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(d)  Neither the execution, delivery nor performance of the 2007 Transaction Documents by each Holder violates or conflicts with, creates (with or without the giving of notice or the lapse of time, or both) a default under or a lien or encumbrance upon any of such Holder’s assets or properties pursuant to, or requires the consent, approval or order of any government or governmental agency or other person or entity under (i) any note, indenture, lease, license or other agreement to which such Holder is a party or by which it or any of its assets or properties is bound or (ii) any statute, law, rule, regulation or court decree binding upon or applicable to such Holder or its assets or properties.  If such Holder is not a natural person, the execution, delivery and performance by such Holder of the 2007 Transaction Documents, have been duly authorized by all necessary corporate or other action on behalf of such Holder and such execution, delivery and performance does not and will not constitute a breach or violation of, or default under, the charter or by-laws or equivalent governing documents of such Holder.

(e)  Each Holder has received from the Company, or has been directed to, all materials which have been requested by such Holder and the Nephros SEC Filings.  Each Holder has had a reasonable opportunity to ask questions of the Company and its representatives, and the Company has answered to the satisfaction of such Holder all inquiries that such Holder or such Holder’s representatives have put to it.

(f)  Each Holder or such Holder’s purchaser representative has such knowledge and experience in finance, securities, taxation, investments and other business matters so as to be capable of evaluating the merits and risks of an investment in the Subject Securities.  Each Holder can afford to bear such risks, including, without limitation, the risk of losing its entire investment.

(g)  Each Holder acknowledges that no liquid market for the New Notes presently exists and none may develop in the future and that such Holder may find it impossible to liquidate the investment at a time when it may be desirable to do so, or at any other time.

(h)  Each Holder has been advised by the Company and understands that none of the Subject Securities have been registered under the Securities Act, that the Subject Securities are being offered and issued on the basis of the statutory exemption provided by Section 4(2) of the Securities Act, Regulation D promulgated thereunder or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws; that this transaction has not been reviewed by, passed on or submitted to any United States Federal or state agency or self-regulatory organization where an exemption is being relied upon; and that the Company’s reliance thereon is based in part upon the representations made by such Holder in this Agreement.

(i)  Each Holder will acquire the Subject Securities for such Holder’s own account (or, if such individual is married, for the joint account of such Holder and such Holder’s spouse either in joint tenancy, tenancy by the entirety or tenancy in common) for investment and not with a view to the sale or distribution thereof or the granting of any participation therein, in each case in violation of applicable securities laws, and has no present intention of distributing or selling to others any of such Subject Securities or granting any participation therein, in each case in violation of applicable securities laws.

(j)  In entering into this Agreement and acquiring the New Notes, such Holder is not relying on any representations and warranties of the Company other than those in this Agreement.

(k)  Each Holder acknowledges that the representations, warranties and agreements made by such Holder herein shall survive the execution and delivery of this Agreement, the Closing and the purchase and conversion of the New Notes.

(l)  Except as set forth on the signature page hereto, such Holder has not engaged any broker or other person or entity that is entitled to a commission, fee or other remuneration as a result of the execution, delivery or performance of this Agreement.

(m)  Such Holder is not entering into this Agreement or acquiring New Notes as a result of any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation by a person other than a representative of the Company with whom such Holder had a pre-existing relationship.

(n)  Each Holder is not with respect to such Holder’s acquisition of New Notes a person or entity (a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation or executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC “Specially Designated Nationals and Blocked Persons”).  Neither such Holder nor any Person who owns an interest in such Holder (collectively, a “Holder Party”) is a Person with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. Section 5312, as amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation or executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons).

(o)  To the actual knowledge of each Holder, neither such Holder nor any Holder Party, nor any Person providing funds to such Holder: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws (as hereinafter defined in this Section 4(p)); (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.  For purposes of this Section 4(p), the term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that:  (i) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (ii) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (iii) require identification and documentation of the parties with whom a Financial Institution conducts business; or (iv) are designed to disrupt the flow of funds to terrorist organizations.  Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq. (the “Bank Secrecy Act”), the Trading with the Enemy Act, 50 U.S.C. Appendix, the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

(p)  Each Holder is in compliance in all material respects with any and all applicable provisions of the Patriot Act, including, without limitation, amendments to the Bank Secrecy Act.  If a Holder is a Financial Institution, it has established and is in compliance in all material respects with all procedures, if any, required by the Patriot Act and the Bank Secrecy Act.

(q)  Each Holder represents and warrants that, since July 15, 2007, such Holder has not engaged in any short sale of any equity security of the Company.

5.  Covenants of the Company.

(a)  Except for the 2007 Notes, without the prior written consent of the Secured Party (as defined in Section 8 herein), the Company shall not create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become or remain directly or indirectly liable for any Indebtedness while the 2007 Notes are outstanding.  In addition, so long as the 2007 Notes are outstanding, without the prior written consent of the 2007 Notes Majority Holders (as defined in section 7(b) hereof) the Company shall not and shall not permit the Subsidiary to:

(i)  sell, assign (by operation of law or otherwise), lease, license, exchange or otherwise transfer or dispose of any Collateral (as defined in the Form of Note) other than the sale of inventory in the ordinary course of business and the sale or other disposition of worn out or obsolete assets not necessary for the conduct of its business;

(ii)  grant any Lien upon or with respect to any Collateral (as defined in the Form of Note) or create or suffer to exist any Lien upon or with respect to any Collateral (as defined in the Form of Note) other than a Permitted Lien;

(iii)  declare, set aside, or pay any dividends on, make any other distributions in respect of, redeem or otherwise repurchase any of its capital stock or other securities, other than dividends and distributions by the Subsidiary to the Company, or redeem or repurchase any of its capital stock or other securities;

(iv)  split, combine or reclassify any of its capital stock;

(v)  adopt or amend any employee benefit plan;

(vi)  except with respect to the compensation of Norman J. Barta, grant, award or enter into any compensation (including stock options or other awards under existing benefit plans) or change of control arrangement with any employee or director of the Company or the Subsidiary or amend the terms of employment or compensation of any employee or director of the Company or the Subsidiary; or

(vii)  increase the size of the Board of Directors of the Company or the Subsidiary or, except with respect to the New Directors, appoint any new members to the Board of Directors of the Company or the Subsidiary.

(b)  No later than fifteen (15) business days from the Closing date, the Company will file a preliminary Schedule 14C information statement (the “Preliminary Schedule 14C”) with the Commission.  The Company agrees to respond to the initial and any subsequent

Commission comments relating to the Preliminary Schedule 14C as soon as practicable after receipt of such comments and to use commercially reasonable efforts to address all of such Commission comments.  The Company agrees to file a definitive Schedule 14C information statement with the Commission no later than the second business day after receiving confirmation that the Commission has no further comments on the Preliminary Schedule 14C.

(c)  Upon the terms and subject to the conditions hereof, the Company shall use its commercially reasonable best efforts to take, or cause to be taken, all appropriate actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including, without limitation, to cause the conditions in clauses (i), (ii), (iv), (v), (vi), (vii) and (viii) of Section 2(b) to be satisfied) and to cooperate with each Holder  in connection with the foregoing.

(d)  As long as any Holder owns Subject Securities and the Company is required to file reports pursuant to the Exchange Act, the Company covenants to use commercially reasonable best efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.  As long as any Holder owns Subject Securities, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Holders and make publicly available in accordance with Rule 144(c) such information as is required for the Holders to sell the Subject Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Subject Securities may reasonably request, to the extent required from time to time to enable such holder to sell such Subject Securities without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

(e)  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Subject Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of the American Stock Exchange.

(f)  Other than in the case of a Form 8-K and any exhibits thereto, including any press releases included therein, required to be filed with the Commission by the Company, neither the Company nor any Holder shall issue any press release or otherwise make any public statement concerning the transactions contemplated by the 2007 Transaction Documents and Subscription Agreement without the prior consent of the Company, with respect to any press release of any Holder, or without the prior consent of each Holder, with respect to any press release of the Company or otherwise authorized by the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

(g)  No claim will be made or enforced by the Company or, with the consent of the Company, any other person or entity, that any Holder is an “acquiring person” or “interested stockholder” under any control share acquisition, business combination, shareholder rights plan (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by or applicable to the Company  (including without limitation Section 203 of the Delaware General Corporation Law), or that any Holder could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Subject Securities under this Agreement, the 2007 Transaction Documents or under any other agreement between the Company and the Holders.

(h)  Except as set forth on Schedule 5(g) to the Subscription Agreement, the Company shall use the net proceeds from the sale of the Subject Securities for working capital purposes and shall not use such proceeds for the payment of any dividends or distributions or the redemption or repurchase of any Common Stock or other securities of the Company.

(i)  Promptly after the Stockholder Consents become effective, the Company shall file the Certificate of Amendment with the Secretary of State of the State of Delaware.  Thereafter, the Company shall maintain a reserve from its duly authorized shares of Common Stock, free of all preemptive or preferential rights, for issuance pursuant to the 2007 Transaction Documents  in such amount as may be required to fulfill its obligations in full under the 2007 Transaction Documents.  Promptly following the conversion of the Notes, the Company shall: (i) in the time and manner required by the American Stock Exchange (or any subsequent trading market which is the principal trading market on which the Common Stock is listed or quoted, as applicable, the “Trading Market”), prepare and file with the Trading Market an additional shares listing application covering a number of shares of Common Stock equal to the number of shares of Common Stock issued upon the Conversion of the Notes and issuable upon the exercise of the Warrants, (ii) take all steps necessary to cause such shares of Common Stock to be approved for listing on such Trading Market as soon as possible thereafter, (iii) provide to the Purchasers evidence of such listing, and (iv) maintain the listing of such Common Stock on such Trading Market or another Trading Market.

(j)  From the date hereof until 90 days after the date on which a registration statement is declared effective pursuant to the 2007 Registration Rights Agreement (the “Effective Date”), neither the Company nor the Subsidiary shall issue shares of Common Stock, any other capital stock or equity securities of the Company or the Subsidiary, or any securities convertible into or exercisable for Common Stock, capital stock or equity securities of the Company or the Subsidiary (collectively, “Equity Securities”); provided, however, the 90 day period set forth in this Section 5(j) shall be extended for the number of days during such period in which (i) trading in the Common Stock is suspended by the Trading Market, or (ii) following the Effective Date, the Registration Statement is not effective or the prospectus included in the Registration Statement may not be used by the Holders for the resale of Common Stock.  This Section 5(j) shall not apply to any “Exempt Issuance” as such term is defined in the Warrant.

(k)  From the Effective Date until the Cessation Date (as defined below), the Company will not, directly or indirectly, effect any sale, issuance or exchange of any Equity Securities (a “Subsequent Placement”) unless the Company shall have first complied with this Section 5(k).

(i)  The Company shall deliver to each 2007 Holder a written notice (the “Offer”) of any proposed or intended sale, issuance or exchange of the securities being offered (the “Offered Securities”) in a Subsequent Placement, which Offer shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be sold, issued or exchanged, and the number or amount of the Offered Securities to be sold, issued or exchanged, (y) identify the persons or entities to which or with which the Offered Securities are to be offered, sold, issued or exchanged, and (z) offer to sell and issue to or exchange with each 2007 Holder (A) a pro rata portion of the Offered Securities based on such 2007 Holder’s pro rata portion of the aggregate principal amount of the 2007 Notes purchased or received by such 2007 Holder (the “Basic Amount”), and (B) with respect to each 2007 Holder that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other 2007 Holders as such 2007 Holder shall indicate it will purchase or acquire should the other 2007 Holders subscribe for less than their Basic Amounts (the “Undersubscription Amount”).

(ii)  To accept an Offer, in whole or in part, a 2007 Holder must deliver a written notice to the Company prior to the end of the 10 trading day period following receipt of the Offer, setting forth the portion of the 2007 Holder’s Basic Amount that such 2007 Holder elects to purchase and, if such 2007 Holder shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such 2007 Holder elects to purchase (in either case, the “Notice of Acceptance”). If the Basic Amounts subscribed for by all 2007 Holders are less than the total of all of the Basic Amounts, then each 2007 Holder who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the “Available Undersubscription Amount”), each 2007 Holder who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Basic Amount of such 2007 Holder bears to the total Basic Amounts of all 2007 Holders that have subscribed for Undersubscription Amounts.

(iii)  The Company shall have 10 trading days from the expiration of the period set forth in Section 5(k)(ii) above to sell, issue or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the 2007 Holders (the “Refused Securities”), but only to the offerees described in the Offer and only upon terms and conditions (including, without limitation, unit prices and interest rates), taken as a whole, that are not more favorable to the acquiring persons or entities or less favorable to the Company than those set forth in the Offer.

(iv)  In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 5(j)(iii) above), then each 2007 Holder may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the 2007 Holder elected to purchase pursuant to Section 5(k)(ii) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to 2007 Holders pursuant to Section 5(k)(ii) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities.  In the event that any 2007 Holder so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the 2007 Holders in accordance with Section 5(k)(i) above.

(v)  Upon the closing of the sale, issuance or exchange of all or less than all of the Refused Securities, the 2007 Holders shall acquire from the Company, and the Company shall issue to the 2007 Holders, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 5(k)(iv) above if the 2007 Holders have so elected, upon the terms and conditions specified in the Offer.  The purchase by the 2007 Holders of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the 2007 Holders of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the 2007 Holders, the Company and their respective counsel.  Notwithstanding anything to the contrary contained in this Agreement, if the Company does not consummate the closing of the sale, issuance or exchange of all or less than all of the Refused Securities within 7 trading days after the expiration of the period set forth in Section 5(k)(ii), the Company shall issue to the 2007 Holders the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 5(j)(iv) above if the 2007 Holders have so elected (which, in this case may be reduced to zero), upon the terms and conditions specified in the Offer.

(vi)  The Company and the 2007 Holders agree that if any 2007 Holder elects to participate in the Offer, any registration rights set forth in the agreement regarding the Subsequent Placement with respect to such Offer or any other transaction documents related thereto (collectively, the “Subsequent Placement Documents”) shall not entitle the purchasers of any Offered Securities issued in such Subsequent Placement to participate in any registration statement filed under the Registration Rights Agreement and shall not obligate the Company to file a registration statement with respect to such Offered Securities unless one or more registration statements covering all shares of Common Stock issued or issuable upon the conversion of the 2007 Notes or the exercise of the Warrants are then effective.  The Subsequent Placement Documents shall not include any term or provision whereby any 2007 Holder shall be required to agree to any restrictions in trading as to any securities of the Company owned by such 2007 Holder prior to such Subsequent Placement if the 2007 Holders purchase all of the Offered Securities, and, in all other cases, such restrictions shall apply only to 2007 Holders who participate in the Subsequent Placement and the period of such restrictions shall not exceed ninety (90) days after the closing of the Subsequent Placement.

(vii)  Notwithstanding anything to the contrary in this Section 5(k) and unless otherwise agreed to by the 2007 Notes Majority Holders (as defined in section 7(b) hereof), the Company shall either confirm in writing to the 2007 Holders that the transaction with respect to the Subsequent Placement has been abandoned or shall publicly disclose its intention to issue the Offered Securities, in either case in such a manner such that the 2007 Holders will not be in possession of material non-public information as a result of having information concerning the proposed Subsequent Placement, by the seventeenth (17th) trading day following delivery of the Offer. If by the seventeenth (17th) trading day following delivery of the Offer no public disclosure regarding a transaction with respect to the Offered Securities has been made, and no notice regarding the abandonment of such transaction has been received by the 2007 Holders, such transaction shall be deemed to have been abandoned and the 2007 Holders shall not be deemed to be in possession of any material, non-public information with respect to the Company as a result of having information concerning the proposed Subsequent Placement. Should the Company decide to pursue such transaction with respect to the Offered Securities, the Company shall provide each 2007 Holder with another Offer Notice and each 2007 Holder will again have the right of participation set forth in this Section 5(k). The Company shall not be permitted to deliver more than one such Offer to the 2007 Holders in any 60 day period.

(viii)  Any Offered Securities not acquired by the 2007 Holders or the offerees in accordance with Section 5(k)(iii) above may not be issued, sold or exchanged until they are again offered to the 2007 Holders under the procedures specified in this Agreement.

(ix)  This Section 5(k) shall not apply to any “Exempt Issuance” as such term is defined in the Form of Warrant.

(x)  For purposes of this Agreement, the term “Cessation Date” shall mean the first day on which the Purchasers (including transferees treated as Purchasers pursuant to Section 11(c) of the Subscription Agreement) no longer hold: (x) prior to the conversion of the Purchased Notes, Notes representing at least 25% of the aggregate principal amount of all Purchased Notes issued in the Offering, and (y) after the conversion of the Purchased Notes, (A) if the Per Share Exercise Price (as such term is defined in the Warrants) is greater than the closing price of the Common Stock last reported by the Trading Market prior to such day, shares of Common Stock representing at least 25% of the aggregate shares of Common Stock issued upon the conversion of the Purchased Notes or previously issued upon the exercise of any Warrants, or (B) if the Per Share Exercise Price is less than the closing price of the Common Stock last reported by the Trading Market prior to such day, shares of Common Stock representing at least 25% of the aggregate shares of Common Stock issued upon the conversion of the Purchased Notes, previously issued upon the exercise of any Warrants, or issuable upon the future exercise of any Warrants (treating the Purchasers as holding any shares of Common Stock that would be issuable upon the exercise of any Warrants then held by Purchasers).

(l)  The Company acknowledges and agrees that each Holder may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Subject Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and the Registration Rights Agreement and, if required under the terms of such arrangement, each Holder  may transfer pledged or secured Subject Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith.  Further, no notice shall be required of such pledge.  At each Holder ’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Subject Securities may reasonably request in connection with a pledge or transfer of the Subject Securities, including, if the Subject Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.

(m)  Prior to the Automatic Conversion Date (as defined in the Form of New Note), the Company will not enter into any agreement for additional financing through equity or equity-linked securities on terms that are materially different or more beneficial to the purchasers of such equity or equity linked securities than those contained in the Subscription Agreement and all exhibits thereto without the prior consent of the 2007 Notes Majority Holders (as defined in section 7(b) hereof).

(n)  From the date hereof until such time as no Holder holds any of the Subject Securities, the Company will, at its own expense, maintain insurance (including, without limitation, commercial general liability and property insurance, and directors and officers liability insurance, including such directors and officers liability insurance in respect of acts or omissions occurring prior to the Closing covering each such person serving as an officer or director of the Company immediately prior to the Closing to the extent that such coverage is in place as of the Closing) in such amounts, against such risks, in such form and with responsible and reputable insurance companies or associations as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event, in amount, adequacy, scope and with comparable insurance companies as the insurance in place as of the date of this Agreement; provided, if the Closing shall not have occurred prior to September 21, 2007 the directors and officers liability coverage may be reduced to $7,000,000.

(o)  Except with respect to the material terms and conditions of the transactions contemplated by the 2007 Transaction Documents and the Subscription Agreement, the Company covenants and agrees that neither it nor any other person or entity acting on its behalf will, following the Closing, provide any Holder or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Holder shall have executed a written agreement (which may be in the form of an e-mail or other electronic confirmation) regarding the confidentiality and use of such information.  The Company understands and confirms that each Holder shall be relying on the foregoing representations in effecting transactions in securities of the Company.

(p)  From the date hereof until such time as no Holder holds any of the Subject Securities, the Company shall not effect or enter into an agreement to effect any financing involving a Variable Rate Transaction.  “Variable Rate Transaction” means a transaction in which the Company issues or sells (i) any Equity Securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such Equity Security, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such Equity Security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may sell securities at a future determined price.

(q)  Notwithstanding Section 6(b), the Company agrees to issue or reissue certificates of Common Stock without a legend if at such time, prior to making any transfer of any Common Stock, each Holder shall give written notice to the Company making such request and:  (i) a registration statement covering the resale of such Common Stock is effective under the Securities Act, or (ii) each Holder provides the Company or its counsel with reasonable assurances that such security can be sold pursuant to Rule 144 promulgated under the Securities Act or any successor or replacement rule (as applicable, “Rule 144”) (which may include an opinion of counsel provided by the Company), or (iii) each Holder  provides the Company or its counsel with reasonable assurances that such security can be sold pursuant to section (k) of Rule 144 (or a corresponding successor or replacement section, as applicable, “Rule 144(k)”), or (iv) the Company has received other evidence reasonably satisfactory to the Company that such legend is not required under applicable requirements of the Securities Act and state securities laws (including judicial interpretations and pronouncements issued by the staff of the Commission).  The Company shall cause its counsel to issue a legal opinion to its transfer agent, after each Holder has provided the Company’s counsel with all necessary documentation required by such counsel to issue such an opinion, if such legal opinion is required by the transfer agent to effect the removal of the legend hereunder.  If all or any portion of a 2007 Note is converted or exercised (as applicable) at a time when there is an effective registration statement to cover the resale of the Common Stock issued upon such conversion or exercise, or if such shares of Common Stock may be sold under Rule 144(k) or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then certificates representing such shares of Common Stock shall be issued free of all legends.  The Company agrees that at such time as such legend is no longer required under this Section 5(q) and each Holder  has complied with this Section 5(q), it will, no later than three trading days following the delivery by each Holder  to the Company or the transfer agent of a certificate representing shares of Common Stock issued with a restrictive legend, deliver or cause to be delivered to each Holder  a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this Section 5(q).  Certificates for shares of Common Stock subject to legend removal hereunder shall, at the direction of each Holder , be transmitted by the transfer agent of the Company to each Holder  by crediting the account of each Holder ’s prime broker with the Depository Trust Company System.

(r)  At all times until the Investor Rights Agreement has terminated in accordance with its terms (the “Designation Period”), the Company will cause two individuals designated by Lambda (the individuals whom Lambda has so designated from time to time are referred to herein as the “Lambda Designees”) to be members of the Board of Directors of the Company except to the extent that (i) Lambda otherwise consents in writing, or (ii) a member of the Board of Directors originally designated by Lambda resigns and Lambda has not yet designated a successor.  Without limiting the generality of the foregoing, during the Designation Period the Company will cause the Lambda Designees to be elected or nominated to the Board of Directors, to promptly remove any Lambda Designee from the Board of Directors upon the written direction of Lambda, and to promptly elect or appoint any successor designated by Lambda having reasonably appropriate business experience and background to fill any vacancy caused by any Lambda Designee ceasing to be a member of the Board of Directors for any reason.

6.  Covenants of the Holders.

(a)  Each Holder agrees that no sale, assignment or transfer of any of the Subject Securities acquired by such Holder shall be valid or effective, and the Company shall not be required to give any effect to such a sale, assignment or transfer, unless (i) the sale, assignment or transfer of such Subject Securities is registered under the Securities Act, it being understood that the Subject Securities are not currently registered for sale and that the Company has no obligation or intention to so register the Subject Securities, except as provided by the 2007 Registration Rights Agreement; (ii) the Subject Securities are sold, assigned or transferred in accordance with all the requirements and limitations of an exemption from registration under the Securities Act.  Without limiting the generality of the foregoing, each Holder agrees that following the removal of the restrictive legend from certificates representing Common Stock, such Holder will sell any such Common Stock pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if shares of Common Stock are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

(b)  Each Holder agrees to the imprinting, so long as is required by Section 6(b)(i), of a legend on any of the Securities in the following or a substantially similar form and such other legends as may be required by state blue sky laws:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH SECURITIES UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.  ANY SUCH TRANSFER MAY ALSO BE SUBJECT TO COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.”

(c)  Each Holder hereby agrees that from the date hereof and continuing until such Holder no longer owns any Subject Securities, such Holder shall not, without the prior written consent of the Company, directly or indirectly, through related parties, affiliates or otherwise, (i) sell “short” or “short against the box” (as those terms are generally understood) any equity security of the Company or (ii) otherwise engage in any transaction which involves hedging of such Holder’s position in any equity security of the Company, provided, however, that it shall not be a violation of this Section 6(b)(i), if such Holder places a sell order for shares of Common Stock underlying the New Notes at or following the time of conversion of such New Notes, relies on the Company to deliver such Common Stock in accordance with the Form of

New Note, and completes the sale of such Common Stock before the Company delivers the Common Stock to such Holder.

(d)  Upon the terms and subject to the conditions hereof, each Holder shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including, without limitation, to cause the conditions in paragraphs (a), (b) and (c) of Section 5 to be satisfied) and to cooperate with the Company in connection with the foregoing.

(e)  After the Closing, upon the request of the Company each Holder shall provide to the Company such additional information and documentation concerning such Holder’s legal or beneficial ownership, policies, procedures and sources of funds as is reasonably necessary to enable the Company to comply with Anti-Money Laundering Laws now in existence or hereafter enacted or amended.

7.  Indemnification.

(a)  General.  The Company shall indemnify and hold harmless each Holder  and each officer, director, partner, employee, agent and controlling person of each Holder (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), past, present or future (each, an “Indemnified Party”), from and against any and all claims, losses, damages, liabilities, judgments, fines, penalties, charges, costs, and expense, including reasonable attorneys fees and disbursements including those incurred in enforcing this Section 7(a) (collectively, “Losses”), due to or arising out of (i) a breach of any representation, warranty, covenant or agreement by the Company in this Agreement or any other 2007 Transaction Document, or (ii) a claim against any Holder by a third party based on the transactions contemplated by the 2007 Transaction Documents (other than a claim based on a breach by each Holder of any representation, warranty or covenant of each Holder in the 2007 Transaction Documents  to which it is a party).  No knowledge by any Holder of any breach or inaccuracy of any representation, warranty, covenant or agreement by the Company in this Agreement shall impair, limit, release or otherwise impair any rights of any Holder  pursuant to this Section 7.

(b)  Limitation on Indemnification.  The maximum amount payable by the Company to all Indemnified Parties in respect of claims made for indemnification under Section 7(a) shall not exceed, in the aggregate, the aggregate amount of the New Note(s) received by such Holder in the Exchange plus the Indemnified Parties’ reasonable out-of-pocket expenses incurred in connection with (i) the 2007 Transaction Documents  and the transactions contemplated thereby, (ii) enforcing its rights under Section 7(a) and (iii) defending itself against any claim related to the 2007 Transaction Documents or the transactions contemplated thereby.  No Indemnified Party shall be entitled to bring a claim with respect to Losses due to or arising out of a breach by the Company of any representation or warranty contained in Sections 3(e) through (ii) (including a claim permitted by clause (i) or (ii) of Section 7(c)) unless such claim is brought by, or the bringing of such claim is consented to in writing by, the 2007 Notes Majority Holders.  For purposes of this Section 7(b), the “2007 Notes Majority Holders” shall be (x) prior to the conversion of the 2007 Notes, holders of 2007 Notes having a principal amount greater than fifty percent (50%) of the principal amount of all 2007 Notes then outstanding, and (y) after the conversion of the 2007 Notes, the holders of a majority of the shares of Common Stock that were issued upon the conversion of the 2007 Notes or were issued or are issuable upon the exercise of the Warrants (excluding from such analysis any shares of Common Stock that have been sold pursuant to an effective registration statement or Rule 144 and the holders thereof).  Once a claim has been brought or approved by the 2007 Notes Majority Holders, each Indemnified Party may continue to prosecute such claim even if the persons or entities bringing or approving such claim subsequently cease to constitute the 2007 Notes Majority Holders.

(c)  Sole Remedy.  The parties hereto agree and acknowledge that subsequent to the Closing, the indemnification rights provided in this Section 7 shall be the exclusive remedy of the each party hereto against the Company, for breaches of the representations and warranties contained in this Agreement except with respect to (i) claims involving fraud or a knowing breach of the representations and warranties or (ii) any equitable relief to which any party may be entitled, including without limitation, rescission.

(d)  Notice.  With respect to any Loss related to a claim by a third party, an Indemnified Party shall give written notice thereof to the Company (in such capacity, the “Indemnifying Party”) promptly after receipt of any written claim by such third party and in any event not later than twenty (20) business days after receipt of any such written claim (or not later than ten (10) business days after the receipt of any such written claim in the event such written claim is in the form of a formal complaint filed with a court of competent jurisdiction and served on the Indemnified Party), specifying in reasonable detail the amount, nature and source of the claim, and including therewith copies of any notices or other documents received from third parties with respect to such claim; provided, however, that failure to give such notice shall not limit the right of an Indemnified Party to recover indemnity or reimbursement except to the extent that the Indemnifying Party suffers any prejudice or harm with respect to such claim as a result of such failure.  The Indemnified Party shall also provide the Indemnifying Party with such further information concerning any such claims as the Indemnifying Party may reasonably request by written notice.

(e)  Payment of Losses.  Within thirty (30) calendar days after receiving notice of a claim for indemnification or reimbursement, the Indemnifying Party shall, by written notice to the Indemnified Party, either (i) concede or deny liability for the claim in whole or in part, or (ii) in the case of a claim asserted by a third party, advise that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved.  If the Indemnifying Party concedes liability in whole or in part, it shall, within twenty (20) business days of such concession, pay the amount of the claim to the Indemnified Party to the extent of the liability conceded.  Any such payment shall be made in immediately available funds equal to the amount of such claim so payable.  If the Indemnifying Party denies liability in whole or in part or advises that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved, then the Indemnifying Party shall make no payment (except for the amount of any conceded liability payable as set forth above) until the matter is resolved in accordance with this Agreement.

(f)  Defense of Claims.  In the case of any third party claim, if within 20 days after receiving the notice described in the preceding Section 7(d), the Indemnifying Party (i) gives written notice to the Indemnified Party stating that the Indemnifying Party would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were valid and that the Indemnifying Party disputes and intends to defend against such claim, liability or expense at the Indemnifying Party’s own cost and expense, and (ii) provides assurance reasonably acceptable to such Indemnified Party that such indemnification will be paid fully and promptly if required and such Indemnified Party will not incur cost or expense during the proceeding, then the Indemnifying Party shall be entitled to assume the defense of such claim and to choose counsel for the defense (subject to the consent of such Indemnified Party which consent shall not be unreasonably withheld) and such Indemnified Party shall not be required to make any payment with respect to such claim, liability or expense as long as the Indemnifying Party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of the defense of any such matters by the Indemnifying Party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification.  If the Indemnifying Party assumes such defense in accordance with the preceding sentence, it shall have the right to settle indemnifiable matters related to claims by third parties where (x) the only obligation of the Indemnified Party and Indemnifying Party in connection with such settlement is the payment of money damages and such money damages are satisfied in full by the Indemnifying Party, and (ii) the settlement includes a complete release of the relevant Indemnified Party or Parties.  Any other settlement of a claim for which the Indemnifying Party has assumed the defense shall require the prior written consent of the relevant Indemnified Party or Parties, which consent shall not be unreasonably withheld.  No Indemnified Party shall settle any claim with respect to which the Indemnifying Party has assumed the defense, without the prior written consent of the Indemnifying Party.  The Indemnifying Party shall keep such Indemnified Party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such Indemnified Party with all documents and information that such Indemnified Party shall reasonably request and shall consult with such Indemnified Party prior to acting on major matters, including settlement discussions.  Notwithstanding anything herein stated, such Indemnified Party shall at all times have the right to participate in, but not control, such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party provided that such Indemnifying Party shall be obligated to pay for only one such counsel.  If no such notice of intent to dispute and defend is given by the Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, such Indemnified Party may undertake the defense of (with counsel selected by such Indemnified Party, which selection shall require the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and paid by the Indemnifying Party), and shall have the right to compromise or settle, such claim, liability or expense (exercising reasonable business judgment) with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  Such Indemnified Party shall make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.

8.  Creation of Security Interest.

(a)  Grant of Security Interest.  The Company hereby confirms that it has granted and pledged to Lambda (the “Secured Party”) a continuing security interest in the Collateral (as defined in the Form of New Note) in order to secure prompt payment of the principal of, interest on and all other amounts due and payable under the 2007 Notes (collectively, the “Obligations”).  Such security interest will automatically terminate upon the (i) earlier of the payment of principal and interest on the 2007 Notes; (ii) such time as the Company designates sufficient funds (which may be proceeds from the sale of Collateral) for the payment of the 2007 Notes and (iii) the Automatic Conversion Date (as defined in the Form of New Note) (the “Security Interest Termination Date”).

(b)  Designation of Secured Party as Agent.  Each Holder hereby irrevocably designates the Secured Party to act as Secured Party on such Holder’s behalf.  Each Holder hereby irrevocably authorizes, and each holder of any Subject Securities, by such holder’s acceptance of such Subject Securities, shall be deemed irrevocably to authorize, the Secured Party to take such action on its behalf under the provisions of this Agreement and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to, or required of, the Secured Party by the terms hereof or thereof and such other powers as are reasonably incidental thereto.  Each Holder, on behalf of itself and future holders of the Subject Securities issued to such Holder, hereby authorizes and directs the Secured Party, from time to time in the Secured Party’s discretion, to take any action and promptly to execute and deliver on such Holder’s behalf any document or instrument that the Company may reasonably request to effect, confirm or evidence the provisions of this Section 8, the occurrence of the Security Interest Termination Date, any subordination agreement, or otherwise.  Pursuant to Section 9-509(d) of the Uniform Commercial Code as in effect on the date hereof in the State of New York, the Secured Party hereby authorizes the Company to file a termination statement upon the occurrence of the Security Interest Termination Date; the Secured Party agrees to provide any further authorizations of such filing if requested by the Company.  In no event shall the Secured Party have any liability or other obligation to the Company or any Holder whatsoever as a result of any act or omission taken or failed to be taken in its capacity as the Secured Party, and the Company and each Holder hereby irrevocably release the Secured Party from any and all such liabilities or other obligations.

(c)  Delivery of Additional Documentation Required.  The Company shall from time to time execute and deliver to Secured Party, at the request of Secured Party, all financing statements and other documents that Secured Party may reasonably request and take any action that Secured Party may reasonably request to perfect and continue perfected Secured Party’s security interests in the Collateral.  Without limiting the generality of the foregoing, the Company shall, upon the Secured Party’s written request, duly execute and deliver any (i) assignment for security with respect to Intellectual Property in a form reasonably requested by the Secured Party, and (ii) any account control agreement with respect to any account holding Collateral in a form reasonably requested by the Secured Party.  Notwithstanding the foregoing, the Company need not deliver possession or control of any Collateral to the Secured Party or take any action to perfect the security interest granted hereby other than the filing of financing statements under the Uniform Commercial Code, the delivery and filing of any assignments for security with respect to Intellectual Property and the entry into account control agreements with respect to accounts holding Collateral.  The Secured Party may, at any time and from time to time, file financing statements, continuation statements and amendments thereto that describe the Collateral as all assets of the Company or words of similar effect.

(d)  Remedies of Secured Party.  If any Event of Default as defined in the New Notes shall have occurred and be continuing, the Secured Party may exercise in respect of the Collateral, in addition to any other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a secured party upon default under the Uniform Commercial Code (whether or not the Uniform Commercial Code applies to the affected Collateral), and also may (i) take absolute control of the Collateral, including, without limitation, transfer into the Secured Party’s name or into the name of its nominee or nominees (to the extent the Secured Party has not theretofore done so) and thereafter receive, for the benefit of the holders of the 2007 Notes, all payments made thereon, give all consents, waivers and ratifications in respect thereof and otherwise act with respect thereto as though it were the outright owner thereof, (ii) require the Company to, and the Company hereby agrees that it will at its expense and upon request of the Secured Party forthwith, assemble all or part of its respective Collateral as directed by the Secured Party and make it available to the Secured Party at a place or places to be designated by the Secured Party that is reasonably convenient to both parties, and the Secured Party may enter into and occupy any premises owned or leased by the Company where the Collateral or any part thereof is located or assembled for a reasonable period in order to effectuate the Secured Party’s rights and remedies hereunder or under law, without obligation to the Company in respect of such occupation, and (iii) without notice except as specified below and without any obligation to prepare or process the Collateral for sale, (A) sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Secured Party may deem commercially reasonable and/or (B) lease, license or dispose of the Collateral or any part thereof upon such terms as the Secured Party may deem commercially reasonable.  The Company agrees that, to the extent notice of sale or any other disposition of its respective Collateral shall be required by law, at least 10 days’ notice to the Company of the time and place of any public sale or the time after which any private sale or other disposition of its Collateral is to be made shall constitute reasonable notification.  The Secured Party shall not be obligated to make any sale or other disposition of any Collateral regardless of notice of sale having been given.  The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  The Company hereby waives any claims against the Secured Party and the holders of the 2007 Notes arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree, and waives all rights that the Company may have to require that all or any part of such Collateral be marshaled upon any sale (public or private) thereof. The Company hereby acknowledges that (x) any such sale of the Collateral by the Secured Party shall be made without warranty, (y) the Secured Party may specifically disclaim any warranties of title, possession, quiet enjoyment or the like, and

(z) such actions set forth in clauses (x) and (y) above shall not adversely affect the commercial reasonableness of any such sale of Collateral.  In addition to the foregoing, (A) upon written notice to the Company from the Secured Party after and during the continuance of an Event of Default, the Company shall cease any use of the Intellectual Property for any purpose described in such notice; (B) the Secured Party may, at any time and from time to time after and during the continuance of an Event of Default, upon 10 days’ prior notice to the Company, license, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any of the Intellectual Property, throughout the universe for such term or terms, on such conditions, and in such manner, as the Secured Party shall in its sole discretion determine; and (C) the Secured Party may, at any time, pursuant to the authority granted in Section 8 hereof (such authority being effective upon the occurrence and during the continuance of an Event of Default), execute and deliver on behalf of the Company, one or more instruments of assignment of the Intellectual Property (or any application or registration thereof), in form suitable for filing, recording or registration in any country.

(e)  Benefits to Holders of 2007 Notes.  The rights of the Secured Party are for the ratable benefit of the holders of the 2007 Notes (including the Secured Party).  Any proceeds or other Collateral received or recovered by the Secured Party in its capacity as such shall, in the sole discretion of the Secured Party, either (i) be held (or sold, liquidated or otherwise converted into another form of proceeds or other Collateral that is held) by the Secured Party for the ratable benefit of the holders of the 2007 Notes, as collateral security for the Obligations (whether matured or unmatured), (ii) after and during the continuance of an Event of Default, be retained by the Secured Party to reimburse the Secured Party for its reasonable costs and expenses, including attorneys fees and disbursements, incurred in serving as the Secured Party, and/or (iii) after and during the continuance of an Event of Default, be distributed to the holders of the 2007 Notes on a pro rata basis based on the respective amounts then due and owing to the respective holders of the 2007 Notes.  After and during the continuance of an Event of Default, the Secured Party shall distribute any cash Collateral then held by the Secured Party in accordance with clause (iii) of the proceeding sentence to the extent that such cash Collateral exceeds the costs or expenses described in clause (ii) of the preceding sentence that have already been incurred or are reasonably expected by the Secured Party to be incurred unless the Secured Party has determined, upon the advice of counsel, that it is not entitled to distribute such cash Collateral at such time, in which case the Secured Party shall make such distributions as soon as practicable after the Secured Party determines that it is entitled to distribute such cash Collateral.

9.  Confidentiality.  Each Holder acknowledges and agrees that all information, written and oral, concerning the Company furnished from time to time to such Holder and identified as confidential has been and is provided on a confidential basis pursuant to a confidentiality agreement between such Holder and the Company.

10.  Expenses.  The Company shall pay, in connection with the preparation, execution and delivery of this Agreement, the other 2007 Transaction Documents and the consummation of the transactions contemplated hereby and thereby, all reasonable fees and out of pocket expenses incurred by the Holders in connection with the Exchange up to an aggregate maximum amount of $10,000, whether or not the transactions contemplated by the 2007 Transaction Documents are consummated.

11.  Miscellaneous.

(a)  This Agreement, including the exhibits hereto, sets forth the entire understanding of the parties with respect to each Holder’s Exchange of Old Notes for New Notes with the Company, supersedes all existing agreements among them concerning such subject matter, and, subject to paragraph (h) below, may be modified, and the provisions hereof may be waived, only by a written instrument duly executed by the party to be charged; provided, however, the obligations of the Company under Sections 5(b), (f), (h), (j), (k), (n) and (p) may be amended or waived following the Closing by the 2007 Notes Majority Holders; provided, further, that any amendment or waiver to any such Sections by the 2007 Notes Majority Holders must apply to the corresponding Sections of all of the subscription agreements entered into by the Company in connection with the Offering.

(b)  Except as otherwise specifically provided herein, any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express, Express Mail or similar guaranteed overnight delivery or courier service or delivered in person against receipt to the party to whom it is to be given,

(i) if to the Company,

Nephros, Inc.
3960 Broadway
New York, New York  10032
Attn:  President

(ii) with a copy to,
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention:  Thomas D. Balliett, Esq.

(ii) if to a Holder, at the address set forth on the signature page hereof, with a copy to,

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attention:  Kristopher M. Hansen, Esq.

or in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 11(b).  Any notice given by means permitted by this Section 11(b) shall be deemed given at the time of receipt thereof at the address specified in this Section 11(b).

(c)  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Holder or, after the Closing, the 2007 Majority Holders.  Each Holder may assign any or all of its rights under this Agreement to any person or entity to whom such Holder assigns or transfers any Subject Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Subject Securities, by the provisions of the 2007 Transaction Documents  that apply to such Subject Securities.  In the event of any assignment pursuant to this Section 11(c), the transferee shall be treated as a Holder to the same extent as if such transferee were the original party to this Agreement.  Notwithstanding anything in this Section 11(c) to the contrary, in the event of any assignment pursuant to this Section 11(c), Holders shall not be entitled to assign any rights under this Agreement to a purchaser of shares of Common Stock sold by such Holder pursuant to an effective registration statement or Rule 144.

(d)  The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(e)  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles governing conflicts of law that would defer to the substantive law of another jurisdiction.

(g)  In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

(h)  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement other than the Secured Party and each Indemnified Party. The Company and the Holders acknowledge that the Secured Party’s consent to serve in such capacity is based in part on the effectiveness of the provisions in Section 8 of this Agreement, and the Company and the Holders agree that the provisions of Section 8 of this Agreement may be enforced by, and may not be modified or waived, without the prior written consent of the Secured Party.

(i)  Each party hereto consents and submits to the exclusive jurisdiction of any state court sitting in the County of New York or federal court sitting in the Southern District of the State of New York in connection with any dispute arising out of or relating to this Agreement, and agrees that all suits, actions and proceedings brought by such party hereunder shall be brought only in such jurisdictions.  Each party hereto waives any objection to the laying of venue in such courts and any claim that any such action has been brought in an inconvenient forum.  To the extent permitted by law, any judgment in respect of a dispute arising out of or relating to this Agreement may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of such judgment being conclusive evidence of the fact and amount of such judgment.  Each party hereto agrees that personal service of process may be effected by any of the means specified in Section 12(b), addressed to such party.  The foregoing shall not limit the rights of any party to serve process in any other manner permitted by law.

(j)  In the event of any litigation or other proceeding concerning this Agreement or the transactions contemplated hereby, including any such litigation or proceeding with respect to the enforcement of this Agreement against any defaulting party, the prevailing party in such litigation or proceeding shall be entitled to reimbursement from the party opposing such prevailing party for all attorneys’ fees and costs incurred by such prevailing party in such litigation or proceeding

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.

NEPHROS, INC.
By: /s/ Norman J. Barta Name: Norman J. Barta Title: President and Chief Executive Officer

HOLDER: Southpaw Credit Opportunity Master Fund LP By: Southpaw GP LLC
By: /s/ Kevin Wyman Name: Kevin Wyman Title:Managing Member

HOLDER: 3V Capital Master Fund Ltd. By: 3V Capital Management LLC
By: /s/ Scott A. Stagg Name: Scott A. Stagg Title: Managing Member

HOLDER: Distressed/High Yield Trading Opportunities, Ltd. By: Eliteperformance Fund, Ltd.
By: /s/ Scott A. Stagg Name: Scott A. Stagg Title: Portfolio Manager

HOLDER: Kudu Partners, LP
By: /s/ Brian P. Lupien Name: Brian P. Lupien Title: Treasurer

HOLDER: LJHS Company
By: /s/ Jack A. McLeod Name: Jack A. McLeod Title: Agent

EXHIBIT A

Holder of Old Note	Amount of Old Note (including accrued interest)

Southpaw Credit Opportunity Master Fund LP	$2,157,651.10
3V Capital Master Fund Ltd.	$1,618,238.32
Distressed/High Yield Trading Opportunities, Ltd.	$1,618,238.32
Kudu Partners	$107,865.13
LJHS Company	$107,865.13

EXHIBIT B

(Form of New Notes)

EXHIBIT C

Holder of New Note	Amount of New Note

Southpaw Credit Opportunity Master Fund LP	$2,038,461.54
3V Capital Master Fund Ltd.	$1,528,846.15
Distressed/High Yield Trading Opportunities, Ltd.	$1,528,846.15
Kudu Partners	$101,923.08
LJHS Company	$107,923.08

EXHIBIT D

(Form of Subscription Agreement)

EXHIBIT E

(Form of Registration Rights Agreement)

EXHIBIT F

(Form of Investor Rights Agreement)

EXHIBIT G

ACCREDITED INVESTOR STATUS

The Holder represents that it is an Accredited Investor on the basis that it is (check all that apply):

_____(i)  A bank as defined in Section 3(a)(2) of the Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act, whether acting in its individual or fiduciary capacity; a broker dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Act; an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”) or a business development company as defined in Section 2(a)(48) of the Investment Company Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

_____(ii)  A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

_____(iii)  An organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

_____(iv)  A director or executive officer of the Company.

_____(v)  A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase exceeds $1,000,000.

_____(vi)  A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

_____(vii)  A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) (i.e., a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment).

_____(viii)  An entity in which all of the equity owners are accredited investors.  (If this alternative is checked, each Holder  must identify each equity owner and provide statements signed by each demonstrating how each is qualified as an accredited investor.  Further, each Holder  represents that it has made such investigation as is reasonably necessary in order to verify the accuracy of this alternative.)